   Filed Pursuant to Rule 424(b)(3)         Registration Statement No. 333-53485

P R O S P E C T U S  S U P P L E M E N T
(TO PROSPECTUS DATED MAY 10, 1995)

                                   $1,650,000

                                     [LOGO]
                      1,150,000,000% SENIOR NOTES DUE 2010

                  UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
                           PRINCIPAL AND INTEREST BY
                           VIACOM INTERNATIONAL INC.
                   (A WHOLLY OWNED SUBSIDIARY OF VIACOM INC.)
                                 -------------

        The senior notes due 2010 will bear interest at   % per year and will
mature on July 31, 2010 and the senior debentures due 2030 will bear interest at
   % per year end and will mature on July 31, 2030. Viacom will pay interest on
the senior notes and     senior debentures on January 31 and July 31 of each
year. The first interest payment will be made on January 31, 2001. The senior notes will be redeemable at any time at their principal amount, plus the applicable premium and accrued interest. The senior notes will not provide for a sinking fund.

        The senior notes will be unsecured obligations of Viacom. The senior notes will rank senior to future debt of Viacom that is subordinated to the senior notes and will rank equally with debt of Viacom that is not subordinated to the senior notes. The guarantee will be an unsecured obligation of Viacom International. The guarantee will rank senior to debt of Viacom International that is subordinated to the guarantee and will rank equally with debt of Viacom International that is not subordinated to the guarantee. The senior notes effectively will be junior to all liabilities of Viacom's subsidiaries except Viacom International and all secured debt of Viacom and its subsidiaries.

        Application has been made to list the senior notes on the Luxembourg Stock Exchange.
                                 --------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 --------------

                                                              PER SENIOR NOTE    TOTAL
                                                              ---------------   --------
Public Offering Price.......................................             %      $
Underwriting Discount.......................................             %      $
Proceeds to Viacom (before expenses)........................             %      $

        Interest on the senior notes will accrue from            , 2000 to date
of delivery.

        The senior notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, Clearstream Luxembourg
or Euroclear on or about      , 2000.

                                 --------------

                          JOINT BOOK-RUNNING MANAGERS

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
                                    --------

July   , 2000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THEN.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Cautionary Statement Concerning
  Forward-Looking Statements.........     S-3
The Company..........................     S-4
Use of Proceeds......................     S-4
Recent Developments..................     S-4
Capitalization.......................     S-5
Summary Financial Data for Viacom....     S-6
Summary Financial Data for CBS.......     S-7
Summary Unaudited Pro Forma Financial
  Data...............................     S-8
Ratio of Earnings to Fixed Charges...     S-9
Description of Senior Notes..........    S-10
United States Federal Tax
  Considerations to Non-United States
  Holders............................    S-18
Underwriting.........................    S-22
Where You Can Find More Information..    S-23
Legal Matters........................    S-24
Experts..............................    S-24
General Information..................    S-24
PROSPECTUS
Available Information................       2
Incorporation of Certain Documents by
  Reference..........................       2
The Company..........................       3
Certain Considerations...............       3
Use of Proceeds......................       4
Ratio of Earnings to Fixed Charges
  and Ratio of Earnings to Combined
  Fixed
  Charges and Preferred Stock
  Dividends..........................       4
Description of Debt Securities.......       6
Description of Senior Debt
  Securities.........................      17
Description of Senior Subordinated
  Debt Securities....................      17
Description of Subordinated Debt
  Securities.........................      19
Description of Preferred Stock.......      20
Description of Contingent Value
  Rights.............................      22
Plan of Distribution.................      26
Legal Matters........................      27
Experts..............................      27

    References to "Viacom" in this prospectus supplement and to "we," "us" and "our" in this prospectus supplement are references to Viacom Inc. References to "$" and "dollars" are to United States dollars.

    This prospectus supplement includes particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. We accept responsibility for the information contained in this prospectus supplement. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement.

    We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A. Luxembourg, 43, Boulevard Royal, L-2955, Luxembourg.

    We are offering the senior notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the senior notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting" beginning on page S-22.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus supplement.

    The following important factors, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements: changes in advertising market conditions; changes in the public acceptance of our programming; changes in technology and its effect on competition in our markets; changes in the Federal Communications Laws and Regulations; the risk that our and CBS Corporation's businesses will not be integrated successfully or that our corporate governance model will not be successful; and other economic, business, competitive and/or regulatory factors affecting our businesses generally.

    These factors and the other risk factors described or incorporated by reference are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement and under section 27A of the Securities Act and section 21E of the Exchange Act we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                                  THE COMPANY

    We are a diversified entertainment company with operations in seven segments: Cable Networks, Television Broadcasting, Infinity, Entertainment, Video, Publishing and Online. The Cable Networks segment operates MTV: MUSIC TELEVISION-Registered Trademark-, SHOWTIME-Registered Trademark-, NICKELODEON-Registered Trademark-/NICK AT NITE-Registered Trademark-, VH1 MUSIC FIRST-Registered Trademark-, TV LAND-Registered Trademark-, THE NASHVILLE NETWORK-Registered Trademark- and COUNTRY MUSIC TELEVISION-TM-, among other program services. The Television Broadcasting segment consists of CBS-Registered Trademark- and UPN-Registered Trademark- television networks, our 39 broadcast television stations, and production and distribution of television programming through PARAMOUNT TELEVISION and CBS ENTERPRISES-TM- (including EYEMARK ENTERTAINMENT-Registered Trademark- and KING WORLD PRODUCTIONS). The Infinity segment consists of an approximately 65% interest in Infinity Broadcasting Corporation which operates radio and outdoor advertising properties, including INFINITY BROADCASTING-Registered Trademark-, INFINITY OUTDOOR-TM- and TDI. The Entertainment segment produces and distributes theatrical motion pictures through PARAMOUNT PICTURES-Registered Trademark-, operates movie theater and music publishing operations and, through PARAMOUNT PARKS-Registered Trademark-, owns and operates five theme parks and a themed attraction in the United States and Canada. The Video segment consists of an approximately 82% interest in BLOCKBUSTER INC., which operates and franchises BLOCKBUSTER-Registered Trademark- video stores worldwide. The Publishing segment publishes and distributes consumer books and related multimedia products, under such imprints as SIMON & SCHUSTER-Registered Trademark-, POCKET
BOOKS-Registered Trademark-, SCRIBNER-Registered Trademark- and THE FREE PRESS-TM-. The Online segment provides online music and children's destinations featuring entertainment, information, community tools and e-commerce, through Internet sites currently related to MTV: MUSIC TELEVISION, NICKELODEON/NICK AT NITE, VH1 MUSIC FIRST and COUNTRY MUSIC TELEVISION. The Online segment also includes other Internet businesses, which consist primarily of the operation of the Internet sites CBS.com and Country.com, and investments in other Internet based companies, such as MarketWatch.com, SportsLine.com and iWon.com. Our principal offices are located at 1515 Broadway, New York, New York 10036 and our telephone number is (212) 258-6000.

                                USE OF PROCEEDS

    We expect to use the net proceeds from the offering to repay commercial paper with an average interest rate of approximately 6.8%.

                              RECENT DEVELOPMENTS

    On May 4, 2000, CBS Corporation ("CBS") merged with and into Viacom. The total purchase price of approximately $39.8 billion represents the issuance of
825.5 million shares of Viacom non-voting Class B common stock and 11,004 shares of Viacom Series C convertible preferred stock, the estimated fair value of CBS stock options which were assumed by Viacom, and estimated transaction costs. The merger will be accounted for by the purchase method of accounting and the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed, according to their respective fair values, with the excess purchase price being allocated to goodwill. In addition, Viacom assumed approximately $3.7 billion of CBS debt.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000:

       - on a historical basis, as reported by Viacom;

       - on a pro forma basis to reflect the merger of CBS into Viacom; and

       - on a pro forma as adjusted basis to reflect the merger of CBS into Viacom and the issuance and sale of the senior notes, net of current portion.

                                                                 AT MARCH 31, 2000
                                                                    (UNAUDITED)
                                                     ------------------------------------------
                                                                                    PRO FORMA
                                                                        PRO        AS ADJUSTED
                                                        VIACOM         FORMA         FOR THIS
                                                      HISTORICAL     FOR MERGER      OFFERING
                                                     ------------   ------------   ------------
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Long-term debt:
  Continuing operations:
    Notes payable to banks.........................    $ 3,923        $ 4,952        $
    Senior notes and debentures (5.875%-9.75%, due
      2000-2023)...................................      2,311          4,219          4,219
    Senior subordinated notes (8.875%-10.25%, due
      2001-2007)...................................         35            734            734
    Subordinated exchange debenture (11.375%, due
      2009)........................................         --             40             40
    Other..........................................         --             27             27
    Obligations under capital leases...............        559            588            588
    Senior notes...................................         --             --
                                                       -------        -------        -------
      Total debt...................................      6,828         10,560
                                                       -------        -------        -------

Stockholders' equity:
    Class A common stock, par value $.01 per share;
      500.0 shares authorized; 139.2 shares
      issued.......................................          2              2              2
    Class B common stock, par value $.01 per share;
      3,000.0 shares authorized; 608.0 shares
      issued.......................................          6             14             14
    Additional paid-in capital.....................     10,353         50,395         50,395
    Retained earnings..............................      2,324          1,904          1,904
    Accumulated other comprehensive loss...........        (37)           (37)           (37)
                                                       -------        -------        -------
                                                        12,648         52,278         52,278
    Less: Treasury stock...........................      2,214          2,214          2,214
                                                       -------        -------        -------
      Total stockholders' equity...................     10,434         50,064         50,064
                                                       -------        -------        -------
      Total capitalization.........................    $17,262        $60,624        $
                                                       =======        =======        =======

                       SUMMARY FINANCIAL DATA FOR VIACOM

    The following summary financial data reflect, on a historical basis, our operations and financial position for the periods indicated.

                                                    THREE MONTHS
                                                   ENDED MARCH 31,
                                                     (UNAUDITED)          YEAR ENDED DECEMBER 31,
                                                 -------------------   ------------------------------
                                                   2000       1999       1999       1998       1997
                                                 --------   --------   --------   --------   --------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $ 3,026    $ 2,951    $12,859    $12,096    $10,685
Depreciation and amortization..................      229        197        845        777        773
Operating income (a)...........................      255        278      1,247        752        685
Earnings (loss) from continuing operations.....       76         68        372        (44)       374
Net earnings (loss)............................       76         45        334       (122)       794
Net earnings (loss) attributable to common
  stock........................................       76         33        322       (150)       734
Basic earnings per common share:
    Earnings (loss) from continuing
      operations...............................  $   .11    $   .08    $   .52    $  (.10)   $   .44
    Net earnings (loss)........................      .11        .05        .46       (.21)      1.04
Diluted earnings per common share:
    Earnings (loss) from continuing
      operations...............................  $   .11    $   .08    $   .51    $  (.10)   $   .44
    Net earnings (loss)........................      .11        .05        .45       (.21)      1.04
OTHER DATA:
    EBITDA (b).................................  $   484    $   475    $ 2,092    $ 1,529    $ 1,458

                                                    AT MARCH 31,
                                                     (UNAUDITED)              AT DECEMBER 31,
                                                 -------------------   ------------------------------
                                                  2000       1999       1999       1998       1997
                                                 -------    -------    -------    -------    -------
                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
    Cash and cash equivalents..................  $   698    $   383    $   681    $   767    $   292
    Total assets...............................   24,324     23,053     24,486     23,613     28,289
    Long-term debt, net of current portion.....    6,547      5,613      5,698      3,813      7,423
    Stockholders' equity.......................   10,434     11,483     11,132     12,050     13,384

------------------------

(a) We define operating income as net earnings (loss) before extraordinary loss (net of tax), discontinued operations, minority interest, equity in loss of affiliated companies (net of tax), provision for income taxes, other items
    (net) and interest income and expense.

(b) We define EBITDA as operating income before depreciation and amortization, principally of goodwill related to business combinations. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, you should consider it in addition to, but not as a substitute for or superior to, operating income, net earnings, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles.

    Please also refer to the notes to consolidated financial statements incorporated herein by reference for additional information on transactions and accounting classifications that have affected the comparability of the periods presented above.

                         SUMMARY FINANCIAL DATA FOR CBS

    The following summary financial data reflect, on a historical basis, the operations and financial position of CBS for the periods indicated.

                                                    THREE MONTHS
                                                   ENDED MARCH 31,
                                                     (UNAUDITED)          YEAR ENDED DECEMBER 31,
                                                 -------------------   ------------------------------
                                                   2000       1999       1999       1998       1997
                                                 --------   --------   --------   --------   --------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $ 2,406    $ 1,769    $ 7,373    $ 6,805    $ 5,367
Depreciation and amortization..................      297        149        669        571        445
Operating income (a)...........................      222        123        956        482        253
Earnings (loss) from continuing operations.....      (40)        25        157        (12)      (131)
Net earnings (loss)............................      (38)       387        780        (21)       549
Basic earnings per common share:
    Earnings (loss) from continuing
      operations...............................  $  (.05)   $   .04    $   .22    $  (.02)   $  (.24)
    Net earnings (loss)........................     (.05)       .56       1.10       (.03)       .84
Diluted earnings per common share:
    Earnings (loss) from continuing
      operations...............................  $  (.05)   $   .04    $   .22    $  (.02)   $  (.24)
    Net earnings (loss)........................     (.05)       .55       1.08       (.03)       .84
OTHER DATA:
    EBITDA (b).................................  $   519    $   272    $ 1,625    $ 1,053    $   698

                                                    AT MARCH 31,
                                                     (UNAUDITED)              AT DECEMBER 31,
                                                 -------------------   ------------------------------
                                                  2000       1999       1999       1998       1997
                                                 -------    -------    -------    -------    -------
                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
    Cash and cash equivalents..................  $   318    $   987    $   194    $   798    $     8
    Total assets...............................   33,093     20,526     33,125     20,139     16,715
    Long-term debt, net of current portion.....    3,670      2,315      3,753      2,506      3,236
    Stockholders' equity.......................   15,790      9,702     16,147      9,054      8,080

------------------------

(a) We define operating income as net earnings (loss) before extraordinary loss (net of tax), discontinued operations, minority interest, equity in loss of affiliated companies (net of tax), provision for income taxes, other income
    (net) and interest income and expense.

(b) We define EBITDA as operating income before depreciation and amortization, principally of goodwill related to business combinations. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, you should consider it in addition to, but not as a substitute for or superior to, operating income, net earnings, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles.

    Please also refer to the notes to consolidated financial statements incorporated herein by reference for additional information on transactions and accounting classifications that have affected the comparability of the periods presented above.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following summary unaudited pro forma financial data give effect to the merger of CBS into Viacom for the periods indicated.

                                                             THREE MONTHS ENDED     YEAR ENDED
                                                                 MARCH 31,         DECEMBER 31,
                                                                    2000               1999
                                                             ------------------   --------------
                                                                    (DOLLARS IN MILLIONS,
                                                                  EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues...................................................       $ 5,469            $21,803
Depreciation and amortization..............................           684              2,656
Operating income (a).......................................           291              1,542
Earnings (loss) from continuing operations.................          (128)              (233)
  Earnings (loss) from continuing operations per common
    share:
    Basic..................................................       $  (.08)           $  (.16)
    Diluted................................................          (.08)              (.16)
OTHER DATA:
  EBITDA (b)...............................................       $   975            $ 4,198

                                                                AT MARCH 31,
                                                             ------------------
                                                                 2000
                                                                  -------
                                                             (DOLLARS IN
                                                                 MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents................................       $   716
  Total assets.............................................        84,451
  Long-term debt, net of current portion...................        10,217
  Stockholders' equity.....................................        50,064

------------------------

(a) We define operating income as net earnings (loss) before extraordinary loss (net of tax), discontinued operations, minority interest, equity in loss of affiliated companies (net of tax), provision for income taxes, other items, net, interest income and expense.

(b) We define EBITDA as operating income before depreciation and amortization, principally of goodwill related to business combinations. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, you should consider it in addition to, but not as a substitute for or superior to operating income, net earnings, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles.

    Please also refer to the Viacom Inc. Unaudited Pro Forma Combined Condensed Financial Information incorporated herein by reference, for additional information.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

    The ratio of earnings to fixed charges for Viacom, on a historical basis and on a pro forma basis to give effect to the merger of CBS into Viacom, was as follows for each of the periods indicated:

                                         THREE MONTHS                               YEAR ENDED DECEMBER 31,
                                             ENDED            -------------------------------------------------------------------
                                        MARCH 31, 2000                 1999               1998       1997       1996       1995
                                    -----------------------   -----------------------   --------   --------   --------   --------
                                      VIACOM     PRO FORMA      VIACOM     PRO FORMA
                                    HISTORICAL   FOR MERGER   HISTORICAL   FOR MERGER               VIACOM HISTORICAL
                                    ----------   ----------   ----------   ----------   -----------------------------------------
Ratio of Earnings to Fixed
  Charges.........................     1.8x         1.3x         2.2x         1.8x        1.1x       2.0x       1.4x       1.5x

                          DESCRIPTION OF SENIOR NOTES

    This description of the terms of the senior notes supplements the description of the general terms and provisions of the Senior Debt Securities in the accompanying prospectus. If this summary differs in any way from that in the prospectus, you should rely on this summary. The senior notes are part of the Senior Debt Securities we registered in May 1995 for issuance on terms to be determined at the time of their sale. Whenever we refer in this Description of Senior Notes to terms defined in the Senior Indenture referred to below, we intend that the defined terms be incorporated herein by reference. As used in this Description of Senior Notes, the terms "we," "our," "us" and "Viacom" do not include any of our current or future subsidiaries, unless the context otherwise indicates.

GENERAL

    The senior notes will be issued under the Indenture, dated as of May 15, 1995, among us, our wholly owned subsidiary, Viacom International, as guarantor, and Citibank, N.A., as successor to State Street Bank and Trust Company and The First National Bank of Boston, Trustee. The Indenture was supplemented by the First Supplemental Indenture, dated as of May 24, 1995, was supplemented and amended by the Second Supplemental Indenture and Amendment No. 1, dated as of December 15, 1995, was supplemented by the Third Supplemental Indenture, dated as of July 22, 1996, and will be further supplemented by the Fourth Supplemental
Indenture to be dated as of July   , 2000. We refer to the Indenture, as so
supplemented and amended, as the "Senior Indenture."

    The senior notes initially will be limited to $      principal amount and
will bear interest at the annual rate noted on the cover page of this prospectus
supplement. Interest will be payable on January   and July   of each year,
beginning January   , 2001. Interest on the senior notes will be paid to Holders
of record on the January   or July   immediately before the interest payment
date. The senior notes will mature on July   ,     and will be redeemable at any
time by Viacom at their principal amount, plus the applicable premium and accrued interest. The senior notes do not provide for any sinking fund.

    The senior notes will be unsecured obligations of Viacom. The senior notes will rank senior to debt of Viacom that is subordinated to the senior notes and will rank equally with debt of Viacom that is not subordinated to the senior notes. The guarantee will be an unsecured obligation of Viacom International. The guarantee will rank senior to debt of Viacom International that is subordinated to the guarantee and will rank equally with debt of Viacom International that is not subordinated to the guarantee. The senior notes effectively will be junior to all liabilities of Viacom's subsidiaries except Viacom International and all secured debt of Viacom and its subsidiaries.

    As of March 31, 2000, our subsidiaries, other than Viacom International, had approximately $3.1 billion of indebtedness outstanding. This indebtedness was primarily incurred by Infinity Broadcasting Corporation and its subsidiaries and Blockbuster Inc.

OPTIONAL REDEMPTION

    The senior notes will be redeemable at any time, at our option, in whole or in part, on not less than 30 nor more than 60 days' prior notice, prior to their maturity at a redemption price equal to the sum of the principal amount of the senior notes, the Make-Whole Amount described below and any accrued and unpaid interest to the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date.

    The term "Make-Whole Amount" means, the excess, if any, of (i) the aggregate present value as of the date of the redemption of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if redemption had not been made, determined by discounting, on a semiannual basis, the remaining principal and interest at the

Reinvestment Rate described below (determined on the third business day preceding the date notice of redemption is given) from the dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the senior notes being redeemed.

    The term "Reinvestment Rate" means   % plus the arithmetic mean of the
yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

    The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to make the appointment at least 45 business days prior to the date of redemption, or if the institution is unwilling or unable to make the calculation, the calculation will
be made by             . If that firm is unwilling or unable to make the
calculation, the calculation will be made by an independent investment banking institution of national standing appointed by the Trustee.

    If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.

    In the case of any partial redemption, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the senior notes are listed or, if the senior notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

FURTHER ISSUES

    We may from time to time without notice to, or the consent of, the Holders of the senior notes, create and issue further senior notes equal in rank to the senior notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) and so that the new notes may be consolidated and form a single series with the senior notes and have the same terms as to status, redemption or otherwise as the senior notes.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the senior notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the senior notes to a Holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the senior notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

        (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

           (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

           (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

           (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

           (d) being or having been a "10-percent shareholder" of ours as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

           (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

        (2) to any Holder that is not the sole beneficial owner of a senior note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

        (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such senior note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

        (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any senior note, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

    The senior notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Senior Notes--Redemption for Tax Reasons", we shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

    As used under this heading "Payment of Additional Amounts" and under the heading "Description of Senior Notes--Redemption for Tax Reasons", the terms "United States" and "U.S." mean the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons, prior to such date that elect to continue to be treated as United States persons, will also be a United States person. "Non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

    If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "Description of Senior Notes--Payment of Additional Amounts" with respect to the senior notes, we may, at our option, redeem, as a whole, but not in part, the senior notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount together with interest accrued but unpaid thereon to the date fixed for redemption.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Under the terms of the Senior Indenture (Section 801 of the Senior Indenture), we and Viacom International generally would be permitted to consolidate or merge with another corporation. We and Viacom International would also be permitted to sell all or substantially all of our assets to another Person. However, we may not take any of these actions unless all the following conditions are met:

    - The merger, consolidation or sale of assets must not cause an Event of Default. See "Defaults and Remedies" on page S-15. An Event of Default for this purpose would also include any event that would be an Event of Default if the notice or time requirements were disregarded.

    - The Person we would merge or consolidate with or sell all or substantially all of our assets to must be organized under the laws of the United States or any state thereof, unless that Person is Viacom or Viacom International.

    - The Person we would merge or consolidate with or sell all or substantially all of our assets to must agree to be legally responsible for the Outstanding Senior Securities and the Senior Indenture, unless that Person is Viacom or Viacom International.

    - We or Viacom International must deliver specified certificates and documents to the Trustee.

    We and Viacom International may merge or consolidate with, or sell all or substantially all of our assets to each other or our Subsidiaries.

    When we make reference in this section to the sale of "all or substantially all of our assets," we mean property and assets contributing in the aggregate to at least 80% of our total consolidated revenues.

LIMITATIONS ON LIENS

    We covenant in the Senior Indenture (Section 1010 of the Senior Indenture) that we will not create, assume or permit any Lien on any of our property or assets, unless we secure the senior notes at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our Total Consolidated Assets, reduced by the Attributable Debt related to any permitted sale leaseback arrangement. See "Limitations on Sale and Leaseback Transactions" below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

    (a) Liens existing when we issue the senior notes;

    (b) Liens on any property or any Indebtedness of a Person existing at the time the Person becomes a Subsidiary (whether by acquisition, merger or consolidation);

    (c) Liens in favor of us or our Subsidiaries; and

    (d) Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

    The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

    We covenant in the Senior Indenture (Section 1011 of the Senior Indenture) that neither we nor any Restricted Subsidiary will enter into any arrangement with any Person to lease a Principal Property (except for any arrangements that exist at the time we issue the senior notes or that exist at the time any Person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by us or the Restricted Subsidiary to the Person unless:

    (a) the sale and leaseback arrangement involves a lease for a term of not more than three years;

    (b) the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

    (c) we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under "Limitations on Liens" without having to secure equally and ratably the senior notes;

    (d) the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our Board of Directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the senior notes and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

    (e) the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

    The term "Attributable Debt," with regard to a sale and leaseback arrangement of a Principal Property, is defined in the Senior Indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our Board of Directors); and (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the Senior Indenture.

    The term "Principal Property" is defined in the Senior Indenture to include any parcel of our or our Restricted Subsidiaries' real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion. The term "Principal Property" does not include any telecommunications equipment or parcels of real property and related fixtures or improvements which are determined in good faith by our Board of Directors, not to be of material importance to our and our Subsidiaries' total business. As of the date of this prospectus supplement, neither we nor any of our Subsidiaries own any Principal Property.

DEFAULTS AND REMEDIES

    You will have specified rights if an Event of Default occurs in respect of the senior notes and such Event of Default is not cured, as described below. (Section 501 of the Senior Indenture)

    The term "Event of Default" in respect of the senior notes means any of the following:

    - We do not pay interest on a senior note within 30 days of its due date.

    - We do not pay the principal of or any premium on a senior note on its due date.

    - We remain in breach of a covenant or warranty in respect of the Senior Indenture for 60 days after we receive a written notice of default. The notice must be sent by either the Trustee or Holders of at least 25% in principal amount of a series of Outstanding Senior Securities.

    - We are in default under agreements under which we have Indebtedness outstanding in excess of $250 million in the aggregate and which Indebtedness is due either at maturity or has been declared due prior to maturity and remains unpaid.

    - We fail to pay a money judgment in excess of $250 million for a period of 60 days after it becomes final and not subject to further appeal.

    - We or Viacom International file for bankruptcy, or other specified events of bankruptcy, insolvency or reorganization occur.

    If an Event of Default has occurred and has not been cured, the Trustee or the Holders of at least 25% in principal amount of the senior notes may declare the entire principal amount (and premium, if any) of, and all the accrued interest on, the senior notes to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any Holder of senior notes required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the senior notes may also waive certain past defaults under the Senior Indenture on behalf of all of the Holders of the senior notes. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the Holders of at least a majority in principal amount of the senior notes. (Section 502 of the Senior Indenture)

    Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the Senior Indenture at the request of Holders unless the Holders offer the Trustee reasonable protection from expenses and liability satisfactory to the Trustee. If a reasonable indemnity is provided, the Holders of a majority in principal amount of the senior notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in specified circumstances. (Section 512 of the Senior Indenture) No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default. (Section 511 of the Senior Indenture)

    Before Holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the senior notes, the following must occur:

    - Holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

    - Holders of at least 25% in principal amount of the outstanding senior notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

    - The Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

    - Holders of a majority in principal amount of the senior notes must not have given the Trustee a direction inconsistent with the above notice. (Section 507 of the Senior Indenture)

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your senior notes on or after the due date. (Section 508 of the Senior Indenture)

BOOK ENTRY, DELIVERY AND FORM

    The senior notes will be issued in one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede &Co., the Depository's nominee. We will not issue senior notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository (the "Depository Participants"). Investors may elect to hold interests in the global securities through either the Depository (in the United States), or Clearstream Banking, societe anonyme ("Clearstream Luxembourg") or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of those systems, or, indirectly, through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and The Chase Manhattan Bank acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the prospectus, the global securities may be transferred, in whole but not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

    Distributions with respect to the senior notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

    Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    The Euroclear Operator is the Belgian branch of a New York banking corporation, which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System, the New York State Banking Department and the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

    Distributions with respect to the senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between Depository Participants will occur in the ordinary way in accordance with the Depository's rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Participants and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within the Depository in accordance with the Depository's rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving senior notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of senior notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depository Participants will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits, or any transactions in the senior notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of senior notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depository Participant will be received with value on the business day of settlement in the Depository but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository.

    Although the Depository, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depository, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

APPLICATION OF DEFEASANCE PROVISION

    The accompanying prospectus contains a section entitled "Description of Debt Securities--Defeasance and Covenant Defeasance." This section describes provisions for the full defeasance and covenant defeasance of securities held under the Senior Indenture. These provisions will apply to the senior notes.

    To effect full defeasance or covenant defeasance of the senior notes, we would be required to deliver to the Trustee an opinion of counsel to the effect that the deposit of money or U.S. Government Obligations in the trust created when we elect full defeasance or covenant defeasance will not cause the Holders of the senior notes to recognize income, gain or loss for federal income tax purposes.

     UNITED STATES FEDERAL TAX CONSIDERATIONS TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States federal income and estate tax considerations relating to the ownership and disposition of the senior notes by a person that is not a "United States person" for United States federal income tax purposes (a "Non-United States Holder"). A "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder and interpretations thereof as of the date hereof, all of which are subject to change. In addition, the discussion does not consider specific facts and circumstances that may be relevant to a particular Non-United States Holder's tax position. Accordingly, each Non-United States Holder is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of senior notes, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

    Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:

    (1) no U.S. federal income or withholding tax will be imposed with respect to the payment by Viacom or the paying agent of principal or interest on a senior note owned by a Non-United States Holder, provided that, in the case of interest, (a) such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Viacom entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (b) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to Viacom through sufficient stock ownership, (c) such Non-United States Holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code,
       (d) such interest is not effectively connected with the conduct of a U.S. trade or business by such Non-United States Holder (or, if an income tax treaty applies, generally is not attributable to a U.S. "permanent establishment" maintained by such Non-United States Holder), and
       (e) such Non-United States Holder satisfies the certification requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder (the "Portfolio Interest Exception");

    (2) no U.S. federal income or withholding tax will be imposed with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, redemption, retirement or other disposition of a senior note (provided that, in the case of proceeds representing accrued interest, the requirements of the Portfolio Interest Exception described above are satisfied) unless (1) in the case of gain, such Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met, or (2) such gain or income is effectively connected with the conduct of a U.S. trade or business by such Non-United States Holder (and, if an income tax treaty applies, generally is attributable to a U.S. "permanent establishment" maintained by such Non-United States Holder); and

    (3) a senior note beneficially owned by an individual, who is not a citizen of the United States and who at the time of death is a nonresident of the United States (as defined for U.S. estate tax purposes), will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Viacom entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such senior note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

    To satisfy the certification requirement referred to above with respect to the Portfolio Interest Exception, the beneficial owner of a senior note, or a financial institution holding the senior note on behalf of such owner, must provide the paying agent or Viacom, in accordance with specified procedures, with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to current U.S. Treasury regulations, a statement will satisfy this certification requirement if (a) the beneficial owner provides his/her name and address, and certifies, under penalties of perjury, that he/she is not a United States Holder (which certification may be made on a IRS Form W-8BEN), or (b) a financial institution holding the senior note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a copy thereof to a paying agent.

    With respect to senior notes held by a foreign partnership, under current U.S. federal income tax law, Form W-8IMY may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a senior note after December 31, 2000, unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service ("IRS"), a foreign partnership will be required, in addition to providing a Form W-8IMY, to attach an appropriate certification by each partner. A look-through rule will apply in the case of tiered partnerships. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

    If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described above, interest payments on a senior note, made to such Non-United States Holder, will be subject to a 30% withholding tax unless the beneficial owner of the senior note provides to the paying agent or Viacom a properly executed (a) Form W-8BEN claiming an exemption from or a reduction of withholding tax under the benefit of an applicable income tax treaty or (b) Form W-8ECI stating that interest paid on the senior notes is not subject to withholding tax because the interest income is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

    Under the new U.S. Treasury regulations that generally will become effective for payments made beginning January 1, 2001 (the "New Regulations"), the certification requirement described above will be modified in certain respects. In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. Non-United States Holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

    If a Non-United States Holder is engaged in a trade or business in the United States, and income derived by such Non-United States Holder in respect of a senior note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such income generally is attributable to a U.S. permanent establishment maintained by the Non-United States Holder), then the Non-United States Holder generally will be subject to U.S. federal income tax on such income on a net basis in the same manner as a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% or applicable lower income tax treaty rate on its effectively connected earnings and profits for the taxable year subject to adjustments.

    No information reporting or backup withholding will be required with respect to payments on a senior note and to the proceeds of the disposition of a senior note made by Viacom or any paying agent to Non-United States Holders if the certification requirement relating to the Portfolio Interest Exception (as defined above) has been met and the payor does not have actual knowledge that the beneficial owner is a U.S. person.

    In addition, backup withholding and information reporting generally will not apply if a foreign office of a broker (as defined in applicable U.S. Treasury regulations) pays the proceeds of the disposition of a senior note to the owner thereof. If, however, such broker is, for U.S. federal income tax purposes,
(a) a U.S. person, (b) a controlled foreign corporation, (c) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (d) with respect to payments made beginning January 1, 2001, a foreign partnership if, at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if the partnership is engaged in a U.S. trade or business, then such payments will be subject to information reporting (but, under current law, not backup withholding), unless (i) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Backup withholding may apply to payments made beginning January 1, 2001, which such broker is required to report if such broker has actual knowledge that the beneficial owner is a U.S. person.

    Payments on a senior note paid to a Non-United States Holder by a U.S. office of a custodian, nominee or agent, or the payment by the U.S. office of a broker of the proceeds of disposition of a senior note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to above in connection with the certification requirement for the Portfolio Interest Exception, and the payor does not have actual knowledge that the beneficial owner is a U.S. person, or the beneficial owner otherwise establishes an exemption.

    The New Regulations modify certain certification requirements for backup withholding. Non-United States Holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

    Any amounts withheld from payments to a holder under the backup withholding rules will be credited toward such holder's U.S. federal income tax liability, if any. To the extent that the amounts withheld exceed such tax liability, the excess may be refunded to the holder provided that the required information is furnished to the IRS. In addition to providing the necessary information, the holder must file a U.S. income tax return in order to obtain a refund of the excess withholding.

    The U.S. federal tax summary set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Prospective holders of the senior notes are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the senior notes, including the tax consequences under U.S. federal, state, local, foreign and other tax laws and the effects of changes in such laws.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement among Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., as underwriters, and us, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the senior notes set forth opposite their names below. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as joint book-running managers. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that when such conditions are satisfied, the underwriters will be obligated to purchase all of the senior notes.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                   OF SENIOR NOTES
-----------                                                   ----------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................    $
Salomon Smith Barney Inc....................................

                                                                ------------
          Total.............................................    $
                                                                ============

    The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such prices less a
concession not in excess of   % and   % of the principal amount of the senior
notes. The underwriters may allow, and such dealers may reallow, a discount not
in excess of   % of the principal amount of the senior notes, to certain other dealers. After the initial public offering, the underwriters may change the public offering prices, concessions and discounts.

    The senior notes are a new issue of securities, and, although application has been made to list the senior notes on the Luxembourg Stock Exchange, there is currently no established trading market for the senior notes. The underwriters have advised us that they intend to make a market in the senior notes, but they are not obligated to do so. The underwriters may discontinue any market making in the senior notes at any time without notice. We can give you no assurance as to the liquidity of, or any trading market for, the senior notes.

    In connection with this offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the senior notes. If the underwriters create a short position in the senior notes in connection with this offering, by selling a greater aggregate principal amount of the senior notes than is set forth on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing senior notes in the open market. Purchases of senior notes for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued at any time without notice.

    The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the senior notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the senior notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on Viacom except as set forth in the underwriting agreement.

    We have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    It is expected that delivery of the senior notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement which will be the fifth business day following the date of the pricing of the senior notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the senior notes initially will settle in five days, to specify alternative settlement arrangements to prevent a failed settlement.

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Viacom or its affiliates. They have received customary fees and commissions for these transactions.

    We expect to incur expenses of approximately $      , not including the
underwriting discount, in connection with this offering.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our
Class A common stock and Class B common stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us until our offering of securities has been completed. This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

    - Our Registration Statement on Form S-4, dated November 24, 1999.

    - Our Annual Report on Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000.

    - CBS Annual Report on Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000.

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

    - Our Current Report on Form 8-K dated May 4, 2000, as amended on July 17, 2000.

    - Our definitive Proxy Statement dated June 5, 2000.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

                                  Viacom Inc.
                                 1515 Broadway
                                   53rd Floor
                            New York, New York 10036
                            Attn: Investor Relations
                          Phone Number: (212) 258-6000

                                 LEGAL MATTERS

    The validity of the senior notes and the guarantee will be passed upon for us and for Viacom International by Shearman & Sterling, New York, New York, and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP has from time to time performed legal services for Viacom and Viacom International.

                                    EXPERTS

    The financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon, the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of CBS as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated in this prospectus supplement by reference from our Current Report on Form 8-K dated May 4, 2000, as amended on July 17, 2000, have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              GENERAL INFORMATION

LISTING

    Application has been made to list the senior notes on the Luxembourg Stock Exchange. Our Certificate of Incorporation and the legal notice relating to the issue of the senior notes will be deposited prior to the listing with the Registrar of the District Court in Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT A LUXEMBOURG), where such documents are available for inspection and where copies may be obtained on request, free of charge. As long as the senior notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, senior notes will be maintained in Luxembourg.

CONSENTS

    We have obtained all necessary consents, approvals and authorizations in connection with the issue of the senior notes. The issue of the senior notes was authorized by resolutions of our Board of

Directors passed on May 31, 1994, as amended by resolutions of our Board of Directors passed on July 17, 2000.

DOCUMENTS

    You may inspect copies of the following documents at the specified office of the paying and transfer agent in Luxembourg.

    - Our Certificate of Incorporation;

    - the underwriting agreement relating to the senior notes; and

    - the Senior Indenture (which includes the form of the senior note certificate).

    In addition, copies of our most recent consolidated financial statements for the preceding financial year, and any interim quarterly financial statements published, will be available at the specified office of the paying and transfer agent in Luxembourg for so long as the senior notes are listed on the Luxembourg Stock Exchange. We publish only consolidated financial statements.

CLEARING SYSTEMS

    The senior notes have been accepted for clearance through the facilities of The Depository Trust Company, Clearstream Luxembourg and Euroclear. Relevant trading information is set forth below.

                                           ISIN      COMMON CODE     CUSIP
                                        ----------   -----------   ----------
Senior Notes..........................

NOTICES

    All notices will be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of the notices to holders of the senior notes at their registered addresses as recorded in the register; and (ii) so long as the senior notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of the notice to the holders of the senior notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBOURG WORT) or, if that publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, that is published each business day in morning editions, whether or not published in Saturday, Sunday or holiday editions.

PROSPECTUS

                                 $3,000,000,000
                                ---------------

                                  VIACOM INC.

                             SENIOR DEBT SECURITIES
                      SENIOR SUBORDINATED DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                PREFERRED STOCK
                            CONTINGENT VALUE RIGHTS
             UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL,
        PREMIUM, IF ANY, AND INTEREST ON DEBT SECURITIES, TO THE EXTENT
             SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT, BY

                           VIACOM INTERNATIONAL INC.
                   (A WHOLLY OWNED SUBSIDIARY OF VIACOM INC.)
                            ------------------------

    Viacom Inc. ("Viacom") may offer from time to time (i) its senior unsecured debt securities (the "Senior Debt Securities"); (ii) its senior subordinated unsecured debt securities (the "Senior Subordinated Debt Securities");
(iii) its subordinated unsecured debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities and Senior Subordinated Debt Securities, the "Debt Securities"); (iv) shares of its preferred stock (the "Preferred Stock"); and (v) its contingent value rights ("CVRs"), representing the right to receive (under certain circumstances) cash or securities of Viacom depending on market prices of Viacom's Class B Common Stock, par value $.01 per share ("Class B Common Stock"), during certain specified periods; in one or more series, or any combination of the foregoing. The aggregate gross proceeds from the offer, sale and distribution of Debt Securities, Preferred Stock and CVRs hereunder will not exceed $3.0 billion.

    The Senior Subordinated Debt Securities will be subordinated in right of payment to all existing and future Senior Obligations of Viacom, and the Subordinated Debt Securities will be subordinate in right of payment to all existing and future Senior and Senior Subordinated Obligations of Viacom. See "Description of Senior Subordinated Debt Securities--Subordination", "Description of Subordinated Debt Securities--Subordination" and "Description of Debt Securities--Certain Definitions" for the definition of "Senior Obligations" and "Senior and Senior Subordinated Obligations". The Senior Debt Securities, the Senior Subordinated Debt Securities and the Subordinated Debt Securities will be unconditionally guaranteed (the "Guarantees") as to the payment of principal, premium, if any, and interest, to the extent set forth in the applicable Prospectus Supplement (as defined below), by Viacom
International Inc. ("Viacom International") on a senior basis, a senior subordinated basis and a subordinated basis, respectively.

    Specific terms of the securities in respect of which this Prospectus is being delivered ("Offered Securities") will be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. Debt Securities may be issued as Original Issue Discount Debt Securities (as defined in "Description of Debt Securities--General") to be sold at a substantial discount below their principal amount and, if issued, certain terms thereof will be set forth in the Prospectus Supplement related thereto.
                            ------------------------

    FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "CERTAIN CONSIDERATIONS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

    Viacom may sell the Offered Securities to or through underwriters and may also sell the Offered Securities directly to one or more other purchasers or through dealers or agents. Viacom may also distribute the Offered Securities directly to certain of its security holders in satisfaction of its obligations in respect of the outstanding securities held by such security holders. See "Plan of Distribution". The names of any underwriters, dealers or agents involved in the sale of the Offered Securities and any applicable commission or discount arrangements with them will be set forth in an accompanying Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 10, 1995.

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VIACOM OR VIACOM INTERNATIONAL, OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES HEREBY OR THEREBY OFFERED IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VIACOM OR VIACOM INTERNATIONAL SINCE SUCH DATE OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE DATE OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             AVAILABLE INFORMATION

    Viacom is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Viacom with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Viacom can be inspected at the offices of the American Stock Exchange, Inc. (the "AMEX"), 86 Trinity Place, New York, New York 10006. As of March 1, 1995, Viacom International is no longer required to file reports, proxy statements or other information with the Commission pursuant to the requirements of the Exchange Act. Instead, information with respect to Viacom International is provided, to the extent required, in filings made by Viacom.

    This Prospectus constitutes part of a registration statement (the "Registration Statement") filed by Viacom and Viacom International with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to Viacom and Viacom International and the Offered Securities, reference is hereby made to the Registration Statement and to the exhibits thereto. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission, copies of which may be obtained as provided in the preceding paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Viacom (File
No. 1-9553) and Viacom International (File No. 1-9554) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    1. Viacom's Annual Report on Form 10-K for the year ended December 31, 1994;

    2. Viacom's Current Reports on Form 8-K filed January 24, 1995, March 15, 1995, April 14, 1995 and May 8, 1995;

    3. Item 8 of Viacom International's Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A Amendment No. 1 dated May 2, 1994; and

    4. Viacom International's Current Report on Form 8-K filed January 4, 1995.

    All documents and reports filed by Viacom (or, to the extent applicable, Viacom International), if any, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any accompanying Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference, which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request to Viacom Inc., 1515 Broadway, New York, New York 10036, Attention: John H. Burke (telephone number (212) 258-6000).

                                  THE COMPANY

    Viacom Inc. (together with its subsidiaries and divisions, unless the context otherwise requires, the "Company") is a diversified entertainment and publishing company with operations in five segments: (i) Networks and Broadcasting, (ii) Entertainment, (iii) Video and Music/Theme Parks,
(iv) Publishing, and (v) Cable Television. Through the Networks and Broadcasting segment, the Company operates MTV: MUSIC TELEVISION-Registered Trademark-, SHOWTIME-Registered Trademark-, NICKELODEON-Registered Trademark- / NICK AT NITE-Registered Trademark- and VH1 MUSIC FIRST-TM-, among other program services, and 12 broadcast television and 12 radio stations. Through the Entertainment segment, which includes PARAMOUNT PICTURES-TM- and the Company's approximately 77%-owned subsidiary Spelling Entertainment Group Inc., the Company produces and distributes theatrical motion pictures and television programming. Through the Video and Music/Theme Parks segment, which includes the BLOCKBUSTER-Registered Trademark- family of businesses and PARAMOUNT PARKS-TM-, the Company is the leading worldwide owner, operator and franchisor of videocassette rental and sales stores and a leading owner and operator of music stores in the U.S. In addition, PARAMOUNT PARKS-TM- owns and operates five theme parks located in the U.S. and Canada. Through the Publishing segment, which includes SIMON & SCHUSTER-Registered Trademark-, MACMILLAN PUBLISHING USA-TM-and PRENTICE HALL-Registered Trademark-, the Company publishes and distributes educational, consumer, business, technical and professional books, and audio-video software products. Through the Cable Television segment, the Company operates cable television systems serving approximately 1.1 million customers. The Company's principal offices are located at 1515 Broadway, New York, New York 10036 and its telephone number is (212) 258-6000.

                             CERTAIN CONSIDERATIONS

    PROSPECTIVE PURCHASERS OF THE OFFERED SECURITIES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH OR INCORPORATED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IN PARTICULAR, THE FOLLOWING:

TOTAL INDEBTEDNESS

    As of December 31, 1994, Viacom had outstanding total indebtedness of approximately $10.4 billion and 5% preferred stock with a liquidation preference of $1.2 billion. The Company's scheduled maturities of long-term debt, through December 31, 1999 assuming full utilization of the outstanding credit agreements (after giving effect to the reduction in commitments resulting from the sale of Madison Square

Garden), are $1.9 billion (1996), $163 million (1997), $1.0 billion (1998) and
$1.5 billion (1999). The Company's preferred stock dividend requirement is $60 million per year.

FRAUDULENT CONVEYANCE CONSIDERATIONS

    Viacom's obligations under the Debt Securities will be guaranteed to the extent set forth herein and in the applicable Prospectus Supplement by Viacom International. See "Description of Senior Debt Securities--Guarantees", "Description of Senior Subordinated Debt Securities--Senior Subordinated Guarantees" and "Description of Subordinated Debt Securities--Subordinated Guarantees". Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of any Guarantee issued by Viacom International.

    To the extent that a court were to find that (x) a Guarantee was incurred by Viacom International with intent to hinder, delay or defraud any present or future creditor or (y) Viacom International did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and Viacom International (i) was insolvent or rendered insolvent by reason of the issuance of the Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of Viacom International constituted unreasonably small capital to carry on its business or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could subordinate or avoid all or part of such Guarantee in favor of Viacom International's other creditors. To the extent any Guarantee issued by Viacom International was avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of Debt Securities guaranteed by Viacom International would cease to have any claim against Viacom International and would be creditors solely of Viacom.

    Viacom and Viacom International believe that the issuances of the Guarantees by Viacom International are not fraudulent conveyances. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. In rendering their opinions on the validity of the Offered Securities and, if applicable, the related Guarantees, neither counsel for Viacom and Viacom International nor counsel for the underwriters will express any opinion as to federal or state laws relating to fraudulent transfers.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Offered Securities may be used by Viacom to repay, redeem, repurchase or satisfy its obligations in respect of its outstanding indebtedness or other securities; to make loans to its subsidiaries; for general corporate purposes; or for such other purposes as may be specified in the applicable Prospectus Supplement. Viacom also may distribute the Offered Securities directly to certain of its security holders in satisfaction of its obligations in respect of the outstanding securities held by such security holders. A description of any indebtedness to be refinanced or obligations, in respect of securities, to be satisfied with Offered Securities or the proceeds of the Offered Securities will be set forth in the applicable Prospectus Supplement.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth (i) the ratio of earnings to fixed charges for the Company for each year in the five-year period ended December 31, 1994 and (ii) the ratio of earnings to combined fixed charges and preferred stock dividends for the Company for each applicable year in the five-year period ended December 31, 1994. For purposes of computing the following ratios, earnings represent income from operations before fixed charges and taxes, and fixed charges represent interest on indebtedness, amortization of debt discount and such portion of rental expense which is deemed to be representative of the interest factor. The ratios set forth below should be read in conjunction with the financial statements of the Company incorporated by reference into this Prospectus.

                                                                            YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1994       1993       1992       1991       1990
                                                              --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges..........................    1.7x       2.8x       1.8x       1.0x        (a)
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends.............................    1.1x       2.5x         (b)        (b)       (b)

------------------------

(a) Earnings of the Company were insufficient to cover fixed charges for the year ended December 31, 1990. The additional amount of earnings required to cover fixed charges of the Company for the year ended December 31, 1990 would have been $66.2 million.

(b) The Company did not have any preferred stock outstanding from 1990 to October 1993.

                         DESCRIPTION OF DEBT SECURITIES

    THE FOLLOWING STATEMENTS RELATING TO THE DEBT SECURITIES AND THE INDENTURES (AS DEFINED BELOW) ARE SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. SUCH SUMMARIES MAY MAKE USE OF CERTAIN TERMS DEFINED IN THE INDENTURES AND ARE QUALIFIED IN THEIR ENTIRETY BY EXPRESS REFERENCE TO SUCH INDENTURES. IN ADDITION, CERTAIN DEFINED TERMS, INCLUDING "CREDIT AGREEMENT", USED IN THIS SECTION AND UNDER "DESCRIPTION OF SENIOR DEBT SECURITIES", "DESCRIPTION OF SENIOR SUBORDINATED DEBT SECURITIES" AND "DESCRIPTION OF SUBORDINATED DEBT SECURITIES" ARE SET FORTH BELOW UNDER "--CERTAIN DEFINITIONS". CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW OR ELSEWHERE IN THIS PROSPECTUS HAVE THE MEANINGS GIVEN TO THEM IN THE APPLICABLE INDENTURE.

    EXCEPT AS OTHERWISE NOTED, THE FOLLOWING TERMS AND CONDITIONS APPLY TO THE SENIOR DEBT SECURITIES, THE SENIOR SUBORDINATED DEBT SECURITIES AND THE SUBORDINATED DEBT SECURITIES. FOR TERMS AND CONDITIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES, SEE "DESCRIPTION OF SENIOR DEBT SECURITIES". FOR TERMS AND CONDITIONS APPLICABLE SOLELY TO SENIOR SUBORDINATED DEBT SECURITIES, SEE "DESCRIPTION OF SENIOR SUBORDINATED DEBT SECURITIES". FOR TERMS AND CONDITIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES, SEE "DESCRIPTION OF SUBORDINATED DEBT SECURITIES".

GENERAL

    The Debt Securities will represent unsecured general obligations of Viacom. The Senior Debt Securities will rank PARI PASSU with other unsecured unsubordinated obligations of Viacom. The Senior Subordinated Debt Securities will be subordinated and subject in right of payment to the prior payment in full of all Senior Obligations of Viacom. See "--Certain Definitions" below. The Subordinated Debt Securities will be subordinated and subject in right of payment to the prior payment in full of all Senior and Senior Subordinated Obligations of Viacom. See "--Certain Definitions" below.

    The Senior Debt Securities will be issued under an Indenture to be executed by Viacom, Viacom International, as guarantor, and The First National Bank of Boston, trustee (the "Senior Indenture"), the Senior Subordinated Debt Securities will be issued under an Indenture to be executed by Viacom, Viacom International, as guarantor, and The First National Bank of Boston, trustee (the "Senior Subordinated Indenture"), and the Subordinated Debt Securities will be issued under an Indenture to be executed by Viacom, Viacom International, as guarantor, and The First National Bank of Boston, trustee (the "Subordinated Indenture"). In this Prospectus, the Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes collectively referred to as the "Indentures" and individually as an "Indenture", and the trustees under the Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes collectively referred to as the "Trustees" and individually as a "Trustee". Copies of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Section references used in this Prospectus refer to the sections of all of the Indentures unless otherwise indicated.

    The Indentures will provide that Debt Securities may be issued in separate series thereunder without limitation as to aggregate principal amount. The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of Viacom and set forth or determined in the manner provided in an Officer's Certificate or by a supplemental indenture. (Section 301) The Prospectus Supplement applicable to any particular series of Debt Securities will describe the particular terms of the Debt Securities of such series.

    Debt Securities may be issued as Original Issue Discount Debt Securities. An "Original Issue Discount Debt Security" is a Debt Security, including any zero-coupon Debt Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof, and which provides that, upon redemption or acceleration of the Maturity thereof, an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. Special United States federal income tax considerations applicable to Original Issue Discount Debt Securities will be described in the Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Registered Securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and Bearer Securities will be issuable in denominations of $5,000 or, in each case, in such other denominations as may be in the terms of the Debt Securities of any particular series. The Indentures also provide that Debt Securities of a series may be issuable in global form. Unless otherwise indicated in the applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Sections 201 and 301)

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If (but only if) provided in the relevant Prospectus Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indentures. (Section 305)

    The Debt Securities may be presented for exchange as described above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by Viacom for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement. No service charge will be made for any transfer or exchange of Debt Securities, but Viacom may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Viacom has appointed the Trustees as Security Registrars. (Section 305) If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrars) initially designated by Viacom with respect to any series of Debt Securities, Viacom may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, Viacom will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable both as Registered Securities and as Bearer Securities, Viacom will be required to maintain (in addition to the Security Registrars) a transfer agent in a Place of Payment for such series located outside the United States. Viacom may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

    In the event of any redemption in part, Viacom shall not be required to
(i) issue, register the transfer of or exchange any Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security selected for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption; or
(iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, thereof not to be so repaid. (Section 305)

REGISTERED GLOBAL SECURITIES

    If provided in the applicable Prospectus Supplement for a series of Debt Securities, then the Debt Securities of such series initially will be issued in the form of one or more fully registered global certificates (a "Registered Global Security") that will be deposited with a depository (referred to in this section as the "Depository"), and registered in the name of a nominee for the Depository identified in the Prospectus Supplement relating to such series. In such cases, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depository for such Registered Global Security to another nominee of such Depository or to a successor of the Depository or its nominee.

    The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. Viacom anticipates that the following provisions will apply to all depository arrangements.

    Upon the issuance of a Registered Global Security by Viacom, the Depository for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of persons that have accounts with such Depository ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities or by Viacom if such Debt Securities are offered and sold directly by Viacom. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Registered Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they own. Such limits and such laws may impair the ability to transfer beneficial interests in a Registered Global Security.

    So long as the Depository for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the respective Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the respective Indenture.

    None of Viacom, Viacom International, as guarantor, the Trustee under the respective Indenture, any Paying Agent or any Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depository or its nominee will be made by the Trustee to such Depository or its nominee, as the case may be, as the registered owner of such Debt Securities. Under the terms of the Indentures, Viacom, Viacom International, as guarantor, and the Trustee will treat the persons in whose names Debt Securities are registered as the owners of such Debt Securities for the purpose of receiving payment of principal, premium, if any, and interest on such Debt Securities and for all other purposes whatsoever. Viacom expects that the Depository for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with such payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depository. Viacom also expects that payments by participants and indirect participants to owners of beneficial interests in such Registered Global Security or Securities will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants or indirect participants.

    If the Depository for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by Viacom within 90 days, then Viacom will issue Debt Securities of such series in definitive form in exchange for the Registered Global Security evidencing such series. In addition, Viacom may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by a Registered Global Security and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Registered Global Securities or Securities representing such Debt Securities. In either instance, an owner of a beneficial interest in such a Registered Global Security will be entitled to have Debt Securities of such series equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of Debt Securities of such series in definitive form. Debt Securities so issued in definitive form will, except as set forth in the applicable Prospectus Supplement, be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only, without coupons. Further, if Viacom so specifies in the Prospectus Supplement with respect to the Debt Securities of a series, an owner of a beneficial interest in a Registered Global Security representing such Debt Securities may, on terms acceptable to Viacom and the Depository for such Registered Global Securities, receive such Debt Securities in definitive form.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, principal of, premium, if any, and interest on Registered Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Viacom may designate from time to time, except that at the option of Viacom payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 301, 307, 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Registered Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or Predecessor Debt Security) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office outside the United States as specified in the applicable Prospectus Supplement and as Viacom may designate from time to time or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of Viacom in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. (Sections 301, 307, 1001)

    Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as a Paying Agent for Viacom for payments with respect to the Debt Securities of each series. Any Paying Agents initially designated by Viacom for the Debt Securities of each series will be named in an applicable Prospectus Supplement. Viacom may at any time designate additional Paying

Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that Viacom will be required to maintain a Paying Agent in each Place of Payment for such series.

    All moneys paid by Viacom or Viacom International, as guarantor, to a Paying Agent for the payment of the principal of, premium, if any, or interest on any Debt Security of any series that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Viacom or Viacom International, as guarantor, as the case may be, and the Holder of such Debt Security will thereafter look only to Viacom and Viacom International for payment thereof. (Section 1003)

DEFAULTS AND REMEDIES

    The following are Events of Default with respect to a series of Debt Securities under each Indenture, unless otherwise indicated in an applicable Prospectus Supplement and except as noted below: (1) default in the payment of any interest on any Debt Security of such series, or any related coupon, issued under such Indenture when such interest or coupon becomes due and payable, and continuance of such default for a period of 30 days whether or not, in the case of the Senior Subordinated Debt Securities and the Subordinated Debt Securities, such payment shall be prohibited by the subordination provisions of Article Thirteen (Subordination) or Article Fourteen (Subordinated Guarantees) of the Senior Subordinated Indenture and Subordinated Indenture, respectively;
(2) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due and payable, at its Maturity, upon acceleration, redemption or otherwise, whether or not, in the case of the Senior Subordinated Debt Securities and Subordinated Debt Securities, such payment shall be prohibited by the subordination provisions of Article Thirteen (Subordination) or Article Fourteen (Subordinated Guarantees) of the Senior Subordinated Indenture and Subordinated Indenture, respectively; (3) default in the performance, or breach, of any covenant or warranty of Viacom in such Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the relevant Indenture specifically dealt with or which has expressly been included in that Indenture solely for the benefit of a series of Debt Securities other than that series) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to Viacom and all relevant Agent Banks by the Trustee or to Viacom, the Trustee and all relevant Agent Banks by the holders of at least 33 1/3% in principal amount of the Outstanding Debt Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the relevant Indenture; (4) one or more defaults shall have occurred under any agreements, indentures or instruments under which Viacom then has outstanding Indebtedness in excess of $100 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated and remains unpaid; (5) the entry by a court having jurisdiction in the premises of a money judgment in an amount in excess of $250 million against Viacom which has become final and not subject to appeal, and the continuance of any such judgment unstayed, in effect and unpaid for a period of 90 days; and (6) certain events of bankruptcy, insolvency or reorganization of Viacom or, if a guarantor, Viacom International.
(Section 501)

    Unless otherwise specified in an applicable Prospectus Supplement, if an Event of Default with respect to a series of Debt Securities (other than as specified in (6) above) shall occur and be continuing under an Indenture, either the applicable Trustee or the Holders of not less than 33 1/3% in aggregate principal amount of such series of Debt Securities outstanding may declare immediately due and payable the "Default Amount", which is defined as the unpaid principal (or, if the Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount thereof as may be specified in the terms of that series) of (and premium, if any) and any accrued interest in respect of each such Debt Security outstanding; PROVIDED, HOWEVER, that, with respect to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, if any Credit Agreement is then in effect, such declaration shall not become effective until the first to occur of (i) an acceleration under any Credit Agreement or (ii) the fifth

Business Day after notice of such declaration is received by Viacom and each Agent Bank (unless on or prior to such fifth Business Day Viacom shall have discharged or caused to be discharged the Indebtedness, if any, that is the subject of the Event of Default or otherwise cured the default relating to the Event of Default); and PROVIDED FURTHER that no action on the part of such Trustee or any Holder of such Debt Securities is required for such declaration if an Event of Default specified in (6) above shall occur and be continuing; and PROVIDED FURTHER that, after such declaration, but before a judgment or decree based on such declaration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502) The Holders of not less than a majority in principal amount of a series of Debt Securities Outstanding also have the right to waive certain past defaults under their respective Indenture on behalf of the Holders of all the Debt Securities of such series.
(Section 513)

    Unless otherwise specified in an applicable Prospectus Supplement, no Holder of any Debt Security of any series issued under an Indenture has any right to institute any proceeding with respect to such Indenture, or for any remedy thereunder, or for the appointment of a receiver or trustee, unless (i) such Holder has previously given to the Trustee with respect to such Indenture written notice of a continuing Event of Default under such Indenture, (ii) the Holders of not less than 33 1/3% in principal amount of the Outstanding Debt Securities of such series issued under such Indenture have made written request, and offered an indemnity reasonably satisfactory, to such Trustee to institute such proceeding as Trustee under the Indenture and (iii) the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days after receipt of such notice. (Section 507) Such limitations do not apply, however, to a suit instituted by a Holder of a Debt Security of such series for the enforcement of payment of the principal of, or premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee. (Section 602) Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the Holders of a majority in principal amount of a series of Outstanding Debt Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture. (Section 512)

    Viacom is required to furnish to each Trustee an annual statement as to the performance by Viacom of its obligations under each Indenture and as to any default in such performance. Viacom is also required to notify each Trustee of any event that is, or after notice or lapse of time or both would become, an Event of Default. (Section 1008)

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of an Indenture may be made by Viacom, Viacom International, as guarantor, and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security or the terms of any sinking fund or analogous payment with respect to any Debt Security, (b) reduce the principal amount of, or premium or interest on, any Debt Security, (c) change any obligation of Viacom to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Debt Security payable upon acceleration of the Maturity thereof or provable in bankruptcy, (e) change the Place of Payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (h) reduce the requirements contained in such Indenture for quorum or voting, (i) change any obligation of Viacom to maintain an office or agency in the places and for the purposes required by such Indenture, or
(j) reduce the obligations of Viacom International, if any, in respect of the due and punctual payment of any principal of, premium or interest on any Debt Security or any additional amounts in respect thereof. (Section 902)

    The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of a series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by Viacom with certain provisions of an Indenture. (Section 1009) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of a series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of or any premium or interest on any Debt Security of such series or (b) in respect of any other provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

    Each Indenture will provide that, in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Debt Securities for quorum purposes, the principal amount of an Original Issue Discount Debt Security that shall be deemed to be Outstanding shall be the amount that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof. (Section 101)

    Unless otherwise specified in an applicable Prospectus Supplement, each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of any or all series. (Section 1601) A meeting may be called at any time by the Trustee, and also, upon request, by Viacom or the Holders of at least 33 1/3% in aggregate principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "--Notices" below. (Section 1602) Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action that may be made, given or taken by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the Holders of not less than such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any adjourned meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that, if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action that may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum. (Section 1604)

NOTICES

    Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101, 106)

TITLE

    Viacom, Viacom International, as guarantor, the Trustee and any agent of Viacom, Viacom International, as guarantor, or the Trustee may treat the registered owner of any registered Debt Security as the absolute owner thereof (whether or not such Debt Security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 309)

REPLACEMENT OF DEBT SECURITIES

    Any mutilated Debt Security will be replaced by Viacom at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities that become destroyed, lost or stolen will be replaced by Viacom at the expense of the Holder upon delivery to the Trustee of evidence of the destruction, loss or theft thereof satisfactory to Viacom and the Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the Trustee and Viacom may be required at the expense of the Holder of such Debt Security before a replacement Debt Security will be issued. (Section 306)

DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise specified in the applicable Prospectus Supplement for a series of Debt Securities, Viacom may elect either (i) to defease and be discharged (and, if applicable, to have Viacom International defeased and discharged) from any and all obligations with respect to such Outstanding Debt Securities (except as otherwise provided in the Indenture) ("defeasance") or
(ii) to be released from its obligations with respect to certain covenants that are described in the Indenture ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the Debt Securities of such series to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Viacom must deliver to the Trustee an Opinion of Counsel to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Senior Indenture Article Fifteen, Senior Subordinated Indenture Article Seventeen and Subordinated Indenture Article Seventeen)

    Viacom may exercise its defeasance option with respect to Debt Securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Viacom exercises its defeasance option, payment of the Debt Securities of such series may not be accelerated because of an Event of Default and the Guarantees relating to such Debt Securities will cease to exist. If Viacom exercises its covenant defeasance option, payment of the Debt Securities of such series may not be accelerated by reference to any covenant from which Viacom is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on the Debt Securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

GOVERNING LAW

    The Indentures, the Debt Securities and, if applicable, the Guarantees, will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

REGARDING THE TRUSTEE

    Viacom and Viacom International maintain deposit accounts and banking and borrowing relations with The First National Bank of Boston, the trustee under the Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture, and such trustee is currently a lender to Viacom and Viacom International. The trustee may be removed by Viacom at any time with respect to the Debt Securities of any series, PROVIDED that Viacom immediately appoints a successor trustee meeting the requirements for trustees specified in the Indentures and PROVIDED FURTHER that no Default with respect to such Debt Securities has occurred and is continuing. (Section 608)

CERTAIN DEFINITIONS

    Unless otherwise specified in an applicable Prospectus Supplement, the following definitions are applicable to one or all of the Indentures relating to the Debt Securities:

    "Capitalized Lease" means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

    "Credit Agreement" means any credit agreement under which Viacom or any successor thereto is a borrower, in the principal amount of at least
$100 million.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement relating to fluctuations in currency values.

    "Indebtedness" of any Person means, without duplication (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, (iv) any obligation of such Person under Capitalized Leases (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders, and (y) theme park equipment and attractions), and (v) any obligation of any third party to the extent secured by a Lien on the assets of such Person; PROVIDED, HOWEVER, that "Indebtedness" of such Person shall not include any obligation of such Person (i) to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights. When used with respect to Viacom, the term "Indebtedness" also includes any obligation of Viacom International specified in clauses
(i) through (v) above to the extent that said Indebtedness is guaranteed by Viacom.

    "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement relating to fluctuations in interest rates.

    "Lien" means any pledge, mortgage, lien, encumbrance or other security interest.

    "Officer's Certificate" means a certificate signed by any Officer of Viacom or Viacom International, as the case may be, in his or her capacity as such Officer and delivered to the Trustee.

    "Outstanding Senior Subordinated Securities" means the 7% Senior Subordinated Debentures due 2003, Series A and B; the 10 1/4% Senior Subordinated Notes due 2001; the 9 1/8% Senior Subordinated Notes due 1999; and the 8 3/4% Senior Subordinated Reset Notes due 2001; in each case, of Viacom International.

    "Principal Property" means any parcel of real property and related fixtures or improvements (other than telecommunications equipment, including, without limitation, satellite transponders) owned by Viacom, Viacom International or any wholly owned Subsidiary of Viacom and located in the United States, the aggregate book value of which on the date of determination exceeds
$500 million, other than any such real property and related fixtures or improvements which, as determined in good faith by the Board of Directors of Viacom, is not of material importance to the total business conducted by Viacom and its Subsidiaries, taken as a whole.

    "Restricted Subsidiary" means a corporation all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a State of the United States, and which owns a Principal Property.

    "Senior and Senior Subordinated Obligations" of any Persons means (i) the Senior Obligations of such Person, (ii) any obligation of such Person under, or any guarantee by such Person of, as the case may be, the Outstanding Senior Subordinated Securities, (iii) any obligation of such Person under, or any guarantee by such Person of, as the case may be, any Senior Subordinated Debt Securities, (iv) any obligation of such Person to a third party or any guarantee by such Person of any obligation to a third party (including, without limitation, any Affiliate of such Person), in each case, whether now existing or hereafter created, incurred or assumed, where such obligation or guarantee, as the case may be, ranks PARI PASSU with (A) the obligation of such Person under, or the guarantee by such Person of, as the case may be, the Outstanding Senior Subordinated Securities or the Senior Subordinated Debt Securities or (B) any other obligation of such Person to a third party or any other guarantee by such Person of any obligation to a third party, whether now existing or hereafter created, incurred or assumed which ranks PARI PASSU with the Outstanding Senior Subordinated Securities or the Senior Subordinated Debt Securities and (v) any obligation of such Person to a third party or any guarantee by such Person of any obligation to a third party specified in the applicable Prospectus Supplement as being Senior and Senior Subordinated Obligations; PROVIDED, HOWEVER, that the obligations (but not the guarantees) of such Person described in any of clauses (ii) through (v) above shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary; PROVIDED FURTHER, HOWEVER, that the obligations and guarantees of such Person described in clauses (ii) through
(v) above (and not excluded therefrom pursuant to the immediately preceding proviso) shall include the principal, premium, if any, and interest on, such obligations or guarantees, as the case may be.

    "Senior Obligations" of any Person means (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligation, contingent or otherwise, of such Person in respect of letters of credit or bankers' acceptances or other similar instruments (including any reimbursement obligation of such Person with respect thereto), (iv) any obligation of such Person under Capitalized Leases, (v) any obligation of such Person under any Interest Rate Agreements or any Currency Agreements and (vi) any guarantee by such Person of obligations of any third party (including, without limitation, any Affiliate of such Person) of the type set forth in any of clauses (i) through (v) above; and in the case of each of clauses (i) through (vi) above, whether such obligation and/or instrument is outstanding on the date of execution of the Senior Subordinated Indenture or the Subordinated Indenture, as the case may be, or thereafter created, incurred or assumed; PROVIDED, HOWEVER, that (I) "Senior Obligations" of such Person shall not include (1) any obligation of such Person of the type set forth in any of clauses (i) through (v) above to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary, (2) any obligation of such Person of the type set forth in any of clauses (i) through (vi) above which is by its terms subordinate or junior in any respect to any other obligation of such Person of any such type or
(3) any obligation of such Person where the instrument creating or evidencing such obligation or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, and (II) "Senior Obligations" of such Person shall include the principal, premium, if any, and interest on, any obligations of the type set forth in any of clauses (i) through (vi) above (and not excluded from the scope of "Senior Obligations" pursuant to clause (I) above). (Senior Subordinated Indenture
Section 101 and Subordinated Indenture Section 101)

    "Subsidiary" of any Person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such Person by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a partnership or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). (Section 101)

                     DESCRIPTION OF SENIOR DEBT SECURITIES

    THE FOLLOWING TERMS AND CONDITIONS APPLY SOLELY TO SENIOR DEBT SECURITIES. SEE "DESCRIPTION OF DEBT SECURITIES" FOR OTHER TERMS AND CONDITIONS THAT ARE ALSO APPLICABLE TO SENIOR DEBT SECURITIES.

RANKING

    The payment of the principal of and premium, if any, and any interest on the Senior Debt Securities will rank PARI PASSU with all other unsecured unsubordinated obligations of Viacom.

GUARANTEES

    Viacom International will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and any interest on the Senior Debt Securities, to the extent set forth in the applicable Prospectus Supplement, when and as the same shall become due and payable, whether at maturity, upon redemption, upon acceleration or otherwise. The guarantees of the Senior Debt Securities (the "Senior Guarantees"), if issued, will be endorsed on the Senior Debt Securities.

    The Senior Indenture provides that in the event that the Senior Guarantees would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of Viacom International under the Senior Guarantees shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law. (Senior Indenture Section 1303) Application of this clause could limit the amount which Holders of Senior Debt Securities may be entitled to collect under the Senior Guarantees. Holders, by their acceptance of the Senior Debt Securities, will have agreed to such limitations. See "Certain Considerations--Fraudulent Conveyance Considerations".

    The Senior Guarantees represent unsecured general obligations of Viacom International and will rank PARI PASSU with the other unsecured unsubordinated obligations of Viacom International and will be senior to the Senior Subordinated Guarantees and the Subordinated Guarantees (each as defined below).

               DESCRIPTION OF SENIOR SUBORDINATED DEBT SECURITIES

    THE FOLLOWING TERMS AND CONDITIONS APPLY SOLELY TO SENIOR SUBORDINATED DEBT SECURITIES. SEE "DESCRIPTION OF DEBT SECURITIES" FOR OTHER TERMS AND CONDITIONS THAT ARE ALSO APPLICABLE TO SENIOR SUBORDINATED DEBT SECURITIES.

SUBORDINATION

    The payment of the principal of and premium, if any, and any interest on the Senior Subordinated Debt Securities will, to the extent set forth in the Senior Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Obligations of Viacom. (Senior Subordinated Indenture
Section 1301) Subject to any exceptions provided for in the applicable Prospectus Supplement, upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of Viacom, the holders of all Senior Obligations of Viacom will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities will be entitled to receive any payment or distribution in respect of the principal of, premium, if any, or any interest on the Senior Subordinated Debt Securities, and in the event that, notwithstanding the foregoing, the Trustee under the Senior Subordinated Indenture or the Holder of any Senior Subordinated Debt Security receives any payment or distribution of assets of any kind or character before all Senior Obligations of Viacom are paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of Viacom for application to the payment of all Senior Obligations of Viacom remaining unpaid, to the extent necessary to pay all Senior Obligations of Viacom in full. (Senior Subordinated Indenture Section 1302) No payments on account of principal, premium, if any, or any interest in respect of the Senior Subordinated Debt Securities may be made if there shall have occurred and be continuing (i) a default in any payment with respect to any Senior Obligations of Viacom beyond any applicable grace period (a "payment event of default"), (ii) an event of default (other than a payment event of default) with respect to any Senior Obligations of Viacom resulting in the acceleration of the maturity thereof,
(iii) any event of default (other than a payment event of default) with respect to any Senior Obligations of Viacom permitting the holders thereof to accelerate the maturity thereof after Viacom or the Trustee under the Senior Subordinated Indenture is notified of such event by a representative of a holder of Senior Obligations of Viacom (until the earlier of (A) 180 days thereafter and (B) the date, if any, on which such event is cured or waived or the related indebtedness is discharged) or (iv) the pendency of any judicial proceeding with respect to any such default; and in the event that Viacom makes any payment to the Trustee under the Senior Subordinated Indenture or the Holder of any Senior Subordinated Debt Security prohibited by the foregoing, then such payment will be required to be paid over and delivered forthwith to the appropriate Agent Bank. (Senior Subordinated Indenture Section 1303)

    Subject to the payment in full of all Senior Obligations of Viacom, the Holders of the Senior Subordinated Debt Securities shall be subrogated to the rights of the holders of Senior Obligations of Viacom to receive payments or distributions of assets of Viacom applicable to Senior Obligations of Viacom until the Senior Subordinated Debt Securities are paid in full. (Senior Subordinated Indenture Section 1305)

    By reason of such subordination, in the event of insolvency, the holders of Senior Obligations of Viacom may recover more, ratably, than the Holders of the Senior Subordinated Debt Securities.

    At December 31, 1994, Viacom had outstanding approximately $8.9 billion of Senior Obligations.

SENIOR SUBORDINATED GUARANTEES

    Viacom International will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and any interest on the Senior Subordinated Debt Securities, to the extent set forth in the applicable Prospectus Supplement, when and as the same shall become due and payable, whether at maturity, upon redemption, upon acceleration or otherwise. The guarantees of the Senior Subordinated Debt Securities (the "Senior Subordinated Guarantees"), if issued, will be endorsed on the Senior Subordinated Debt Securities.

    The Senior Subordinated Guarantees will be subordinate in right of payment (to the same extent as described with respect to Viacom under "--Subordination" above) to the prior payment in full of all Senior Obligations of Viacom International, including the Senior Guarantees.

    The Senior Subordinated Indenture provides that in the event that the Senior Subordinated Guarantees would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of Viacom International under the Senior Subordinated Guarantees shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law. (Senior Subordinated Indenture
Section 1422) Application of this clause could limit the amount which Holders of Senior Subordinated Debt Securities may be entitled to collect under the Senior Subordinated Guarantees. Holders, by their acceptance of the Senior Subordinated Debt Securities, will have agreed to such limitations. See "Certain Considerations--Fraudulent Conveyance Considerations".

    At December 31, 1994, Viacom International had outstanding approximately $8.5 billion of Senior Obligations (substantially all of which is included in the $8.9 billion of Senior Obligations of Viacom referred to above).

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

    THE FOLLOWING TERMS AND CONDITIONS APPLY SOLELY TO SUBORDINATED DEBT SECURITIES. SEE "DESCRIPTION OF DEBT SECURITIES" FOR OTHER TERMS AND CONDITIONS THAT ARE ALSO APPLICABLE TO SUBORDINATED DEBT SECURITIES.

SUBORDINATION

    The payment of the principal of and premium, if any, and any interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior and Senior Subordinated Obligations of Viacom. (Subordinated Indenture Section 1301) The applicable Prospectus Supplement will set forth any additional indebtedness to which the Subordinated Debt Securities are subordinate. Subject to any exceptions provided for in the applicable Prospectus Supplement, upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of Viacom, the holders of all Senior and Senior Subordinated Obligations of Viacom will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment or distribution in respect of the principal of, premium, if any, or any interest on the Subordinated Debt Securities, and in the event that, notwithstanding the foregoing, the Trustee under the Subordinated Indenture or the Holder of any Subordinated Debt Security receives any payment or distribution of assets of any kind or character before all Senior and Senior Subordinated Obligations of Viacom are paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of Viacom for application to the payment of all Senior and Senior Subordinated Obligations of Viacom remaining unpaid, to the extent necessary to pay all Senior and Senior Subordinated Obligations of Viacom in full. (Subordinated Indenture Section 1302) No payments on account of principal, premium, if any, or any interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing (i) a default in any payment with respect to any Senior and Senior Subordinated Obligations of Viacom beyond any applicable grace period (a "payment event of default"), (ii) an event of default (other than a payment event of default) with respect to any Senior and Senior Subordinated Obligations of Viacom resulting in the acceleration of the maturity thereof, (iii) any event of default (other than a payment event of default) with respect to any Senior and Senior Subordinated Obligations of Viacom permitting the holders thereof to accelerate the maturity thereof after Viacom or the Trustee under the Subordinated Indenture is notified of such event by a representative of a holder of Senior and Senior Subordinated Obligations of Viacom (until the earlier of (A) 180 days thereafter and (B) the date, if any, on which such event is cured or waived or the related indebtedness is discharged) or (iv) the pendency or any judicial proceeding with respect to any such default; and in the event that Viacom makes any payment to the Trustee under the Subordinated Indenture or the Holder of any Subordinated Debt Security prohibited by the foregoing, then such payment will be required to be paid over and delivered forthwith to the appropriate Agent Bank. (Subordinated Indenture
Section 1303)

    Subject to the payment in full of all Senior and Senior Subordinated Obligations of Viacom, the Holders of the Subordinated Debt Securities shall be subrogated to the rights of the holders of Senior and Senior Subordinated Obligations of Viacom to receive payments or distributions of assets of Viacom applicable to Senior and Senior Subordinated Obligations of Viacom until the Subordinated Debt Securities are paid in full. (Subordinated Indenture
Section 1305)

    By reason of such subordination, in the event of insolvency, the holders of Senior and Senior Subordinated Obligations of Viacom may recover more, ratably, than the Holders of the Subordinated Debt Securities.

    At December 31, 1994, Viacom had outstanding approximately $9.6 billion of Senior and Senior Subordinated Obligations.

SUBORDINATED GUARANTEES

    Viacom International will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and any interest on the Subordinated Debt Securities, to the extent set forth in the applicable Prospectus Supplement, when and as the same shall become due and payable, whether at maturity, upon redemption, upon acceleration or otherwise. The guarantees of the Subordinated Debt Securities (the "Subordinated Guarantees"), if issued, will be endorsed on the Subordinated Debt Securities.

    The Subordinated Guarantees will be subordinate in right of payment (to the same extent as described with respect to Viacom under "--Subordination" above) to the prior payment in full of all Senior and Senior Subordinated Obligations of Viacom International, including the Senior Guarantees and the Senior Subordinated Guarantees.

    The Subordinated Indenture provides that in the event that the Subordinated Guarantees would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of Viacom International under the Subordinated Guarantees shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law. (Subordinated Indenture Section 1422) Application of this clause could limit the amount which Holders of Subordinated Debt Securities may be entitled to collect under the Subordinated Guarantees. Holders, by their acceptance of the Subordinated Debt Securities, will have agreed to such limitations. See "Certain Considerations--Fraudulent Conveyance Considerations".

    At December 31, 1994, Viacom International had outstanding approximately $9.2 billion of Senior and Senior Subordinated Obligations (substantially all of which is included in the $9.6 billion of Senior and Senior Subordinated Obligations of Viacom referred to above).

                         DESCRIPTION OF PREFERRED STOCK

    UNDER ITS RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE "VIACOM CERTIFICATE OF INCORPORATION"), VIACOM IS AUTHORIZED TO ADOPT RESOLUTIONS PROVIDING FOR THE ISSUANCE, IN ONE OR MORE SERIES, OF UP TO 200,000,000 SHARES OF ITS PREFERRED STOCK, WITH SUCH POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF AS SHALL BE ADOPTED BY THE BOARD OF DIRECTORS OF VIACOM OR A DULY AUTHORIZED COMMITTEE THEREOF.

    THE DESCRIPTION BELOW SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF VIACOM'S PREFERRED STOCK COVERED BY THIS PROSPECTUS. THE SPECIFIC TERMS OF ANY SERIES OF THE PREFERRED STOCK WILL BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH OFFERED SECURITIES. THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE PREFERRED STOCK OFFERED HEREBY DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE VIACOM CERTIFICATE OF INCORPORATION AND THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PARTICULAR SERIES OF PREFERRED STOCK.

    IF SO INDICATED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, THE TERMS OF THE OFFERED SECURITIES MAY DIFFER FROM THE TERMS SET FORTH BELOW, EXCEPT THOSE TERMS REQUIRED BY THE VIACOM CERTIFICATE OF INCORPORATION.

GENERAL

    The Preferred Stock of any series offered hereby will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights. The Prospectus Supplement applicable to any particular series of Preferred Stock will describe the particular terms of the Preferred Stock of such series.

    Subject to the Viacom Certificate of Incorporation and to any limitations contained in then outstanding Preferred Stock, Viacom may issue additional series of Preferred Stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors of Viacom or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of then outstanding Preferred Stock, of Viacom. The Preferred Stock offered hereby may rank senior to Viacom's common stock with respect to dividends and distribution of assets upon liquidation or winding up. Issuance of a new series of Preferred Stock could contain terms that adversely affect the voting power and other rights of holders of other series of Preferred Stock.

    The Viacom Certificate of Incorporation provides that, so long as Viacom or any of its subsidiaries holds any authorization from the Federal Communications Commission, Viacom may prohibit the ownership or voting of a percentage of its equity securities in order to ensure compliance with the requirements of the Communications Act of 1934, as amended, and regulations thereunder.

DIVIDENDS

    Holders of the Preferred Stock offered hereby will be entitled to receive cash dividends, when, as and if declared by the Board of Directors of Viacom out of assets of Viacom legally available for payment, at such rate and on such dates as will be set forth in the applicable Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock books of Viacom on the record date fixed by its Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement.

    All dividends declared on any particular series of Preferred Stock offered hereby for any dividend period and on any class or series of stock of Viacom ranking on a parity with such particular series of Preferred Stock as to dividends shall be declared pro rata so that the amounts of dividends per share declared for such period on such particular series of Preferred Stock and on any other class or series of stock ranking on a parity with such particular series of Preferred Stock as to dividends that were outstanding during such period shall in all cases bear to each other the same ratio that the accrued dividends per share on the shares of such particular series of Preferred Stock and such other stock bear to each other. As of the date of this Prospectus, Viacom has issued 24 million shares of Series B Preferred Stock, which will rank equally with or senior to any particular series of Preferred Stock offered hereby as to dividends. Holders of shares of Series B Preferred Stock are entitled to receive cumulative cash dividends at the rate per annum of $2.50 per share. The terms of the Series B Preferred Stock contain restrictions on dividend declarations on parity stock comparable to those described above in this paragraph.

    So long as any shares of any particular series of Preferred Stock offered hereby are outstanding, Viacom may not (i) declare or pay any dividend or distribution on any class or series of stock of Viacom ranking junior to such particular series of Preferred Stock as to dividends or (ii) redeem or set apart funds for the purchase or redemption of any such junior stock through a sinking fund or otherwise, unless all accrued and unpaid dividends with respect to such particular series of Preferred Stock have been paid or funds have been set apart for payment through the current dividend period.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of Viacom, the holders of any particular series of Preferred Stock offered hereby will be entitled to receive out of assets of Viacom available for distribution to stockholders, before any distribution of assets is made to holders of any stock ranking junior to such particular series of Preferred Stock on liquidation, dissolution or winding up of Viacom, liquidating distributions in the amount set forth in the applicable Prospectus Supplement plus all accrued and unpaid dividends. If, upon any liquidation, dissolution or winding up of Viacom, the assets of Viacom, or proceeds thereof, distributable among the holders of such particular series of Preferred Stock shall be insufficient to pay in full the preferential amount set forth in the applicable Prospectus Supplement and the liquidation preference with respect to any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with such particular series of Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of such particular series of Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such particular series of Preferred Stock and any such other stock if all amounts payable thereon were paid in full. The Series B Preferred Stock will rank equally with or senior to any particular series of Preferred Stock offered hereby as to distribution of assets upon liquidation, dissolution or winding up. In the event of any liquidation, dissolution or winding up of Viacom, whether voluntary or involuntary, holders of shares of Series B Preferred Stock shall receive $50.00 per share plus an amount per share equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders. The terms of the Series B Preferred Stock contain restrictions on distributions on parity stock in the event of the liquidation, dissolution or winding up of Viacom comparable to those described above in this paragraph. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock offered hereby will not be entitled to any further participation in any distribution of assets by Viacom. A consolidation or merger of Viacom with or into any other corporation or corporations or a sale of all or substantially all of the assets of Viacom shall not be deemed to be a liquidation, dissolution or winding up of Viacom.

REDEMPTION

    A series of the Preferred Stock offered hereby may be redeemable, in whole or in part, at the option of Viacom, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

VOTING RIGHTS

    Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of the Preferred Stock offered hereby will not be entitled to vote. Except as indicated in the applicable Prospectus Supplement, when and if any series is entitled to vote, each share in such series will be entitled to one vote.

    Changes to the Viacom Certificate of Incorporation which adversely affect the rights of the holders of any series of Preferred Stock offered hereby will require two-thirds approval of the outstanding shares of such series.

                     DESCRIPTION OF CONTINGENT VALUE RIGHTS

    THE FOLLOWING STATEMENTS RELATING TO THE CVRS AND THE CVR AGREEMENT (AS DEFINED BELOW) ARE SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. SUCH SUMMARIES MAY MAKE USE OF CERTAIN TERMS DEFINED IN THE CVR AGREEMENT AND ARE QUALIFIED IN THEIR ENTIRETY BY EXPRESS REFERENCE TO THE CVR AGREEMENT. THE CVRS WILL BE ISSUED UNDER A CONTINGENT VALUE RIGHTS AGREEMENT (THE "CVR AGREEMENT") TO BE ENTERED INTO BETWEEN VIACOM AND HARRIS TRUST AND SAVINGS BANK, TRUSTEE (THE "CVR TRUSTEE"), A FORM OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE CVR AGREEMENT DO NOT PURPORT TO BE COMPLETE, AND, WHERE REFERENCE IS MADE TO PARTICULAR PROVISIONS OF THE CVR AGREEMENT, SUCH PROVISIONS, INCLUDING THE DEFINITIONS OF CERTAIN TERMS, ARE INCORPORATED BY REFERENCE AS A PART OF SUCH SUMMARIES OR TERMS, WHICH ARE QUALIFIED IN THEIR ENTIRETY BY SUCH REFERENCE. REFERENCES TO SECTIONS IN THE FOLLOWING SUMMARIES ARE REFERENCES TO SECTIONS OF THE CVR AGREEMENT. THE DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED IN THE FOLLOWING SUMMARY ARE SET FORTH BELOW UNDER "--CERTAIN DEFINITIONS".

GENERAL

    The CVRs represent the right to receive (under certain circumstances) cash or securities of Viacom depending on market prices of the Class B Common Stock during certain specified periods. The CVR Agreement will provide that CVRs may be issued in separate series thereunder without limitation as to the aggregate number of CVRs. The terms of each series of CVRs will be established by or pursuant to a resolution of the Board of Directors of Viacom and set forth or determined in the manner provided in an

Officer's Certificate or by a supplemental CVR Agreement. (Section 301(a)) The Prospectus Supplement applicable to any particular series of CVRs will describe the particular terms of the CVRs of such series.

    Reference is made to the Prospectus Supplement relating to a particular issuance of CVRs which will describe the following terms of a particular series of CVRs, as may be applicable: (a) the title of the CVRs; (b) the Maturity Date and any Extended Maturity Dates; (c) the Target Price; (d) the Minimum Price, if any; (e) the Discount Rate, if any; (f) the Default Interest Rate, if any;
(g) the rate at which CVRs will bear interest, if any; (h) redemption provisions, if any; (i) any deletions from, changes in or additions to Events of Default or covenants of Viacom in the CVR Agreement; (j) the Valuation Period and the method of determining the Current Market Value; (k) subordination provisions, if any; (l) whether and under what circumstances a determination may be made that no amount is payable with respect to the CVRs; and (m) any other terms, conditions, rights and preferences (or limitations on such rights and preferences) relating to the series (which terms shall not be inconsistent with the requirements of the TIA or the provisions of the CVR Agreement), including, without limitation, any modifications of the definitions set forth in the CVR Agreement.

PAYMENT

    The CVR Agreement provides that, subject to adjustment as described under "Antidilution" below, Viacom shall pay to each holder of the CVRs of a particular series (each such person, a "CVR Holder") on a Maturity Date for such series, unless Viacom shall, if applicable, in its sole discretion, extend a Maturity Date to one or more Extended Maturity Dates for such series, then on the final Extended Maturity Date for such series, such CVR held by such CVR Holder, if applicable, an amount, if any, as determined by Viacom, by which the Target Price for such series (as defined), if applicable, exceeds the greater of the Current Market Value for such series and the Minimum Price for such series (each as defined). Such determination by Viacom absent manifest error shall be final and binding on Viacom and the CVR Holders. (Section 301(b))

    Unless otherwise provided in the applicable Prospectus Supplement, any amount payable by Viacom in respect of the CVRs shall be paid, at Viacom's sole discretion, either (i) in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts, PROVIDED, HOWEVER, Viacom may pay such amounts by its check payable in such money or (ii) by delivering the equivalent fair market value (as determined by an Independent Financial Expert) of securities of Viacom, including, without limitation, common stock or preferred stock, options or warrants therefor, other securities convertible into or exchangeable for common stock or preferred stock, notes, debentures, derivative securities or any other security of Viacom now existing or hereafter created or any combination of the foregoing. There can be no assurance, however, that such securities, if issued, would ultimately trade in the market at a price at or above the value determined by the Independent Financial Expert. Such securities, if issued, would be registered under the Securities Act prior to the issuance thereof and a prospectus in connection with such issuance would be delivered to holders of record of CVRs at that time. Harris Trust Company of New York has initially been appointed as paying agent in the Borough of Manhattan, The City of New York. (Section 307)

    Unless otherwise provided in the applicable Prospectus Supplement, Viacom may at its option with respect to any series of CVRs, extend a Maturity Date to an Extended Maturity Date and may extend an Extended Maturity Date to a further Extended Maturity Date. Such options shall be exercised by (i) publishing notice of an extension in the Authorized Newspaper and (ii) furnishing notice to the Trustee and the CVR Holders of such series of such extension, in each case, not less than one Business Day preceding the Maturity Date or the Extended Maturity Date, as the case may be; PROVIDED, HOWEVER, that no defect in any such notice shall affect the validity of the extension to any Extended Maturity Date and that any notice when published and mailed to the Trustee and a CVR Holder in the aforesaid manner shall be conclusively deemed to have been received by such CVR Holder whether or not actually received by such CVR Holder. (Section 301(c))

PAYMENT UPON THE OCCURRENCE OF A DISPOSITION

    If applicable, upon the consummation of a Disposition, Viacom shall pay (in cash or securities of Viacom) to each CVR Holder of each applicable series for each CVR of such series held by such CVR Holder an amount, if any, as determined by Viacom, by which the Discounted Target Price for such series exceeds the greater of (i) the fair market value, as determined by an Independent Financial Expert, of the consideration, if any, received for each share of Class B Common Stock by the holder thereof as a result of such Disposition and assuming that such holder did not exercise any right of appraisal granted under law with respect to such Disposition and (ii) the Minimum Price with respect to such series. Such determinations by Viacom and such Independent Financial Expert, absent manifest error, shall be final and binding on Viacom and the CVR Holders. Such payment, if any, shall be made on the Disposition Payment Date for such series established by Viacom, which in no event shall be more than 30 days after the date on which the Disposition was consummated. (Section 301(d)) As soon as practicable, Viacom shall give CVR Holders for such series notice of such Disposition and the Disposition Payment Date for such series. (Section 301(e))

NO INTEREST

    Unless otherwise specified in the applicable Prospectus Supplement with respect to a particular series of CVRs, other than in the case of interest on the Default Amount, no interest shall accrue on any amounts payable on the CVRs to the CVR Holders. (Section 301(h))

EVENTS OF DEFAULT

    If an Event of Default with respect to a series of CVRs occurs and is continuing, either the CVR Trustee or CVR Holders of not less than 33 1/3% of the outstanding CVRs of that series, by notice in writing to Viacom (and to the CVR Trustee if given by CVR Holders), may declare the CVRs of that series to be due and payable immediately, and, upon any such declaration, Viacom shall pay to the CVR Holders of that series (in cash or securities of Viacom, at Viacom's option) for each CVR of that series held by the CVR Holders the applicable Default Amount with interest at the applicable Default Interest Rate, from the Default Payment Date through the date payment is made to the CVR Trustee. (Section 801)

    If, at any time after the CVRs of a series shall have been so declared due and payable, and before any judgment or decree for the payment of the amounts due shall have been obtained or entered, Viacom shall pay or shall deposit with the CVR Trustee a sum sufficient to pay all amounts which shall have become due otherwise than by acceleration (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the CVR Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made by the CVR Trustee, except as a result of negligence or bad faith, and if any and all Events of Default, other than the nonpayment of the amounts which shall have become due by acceleration, shall have been cured, waived or otherwise remedied, then the CVR Holders holding a majority of the CVRs of that series then Outstanding, by written notice to Viacom and to the CVR Trustee, may waive all defaults with respect to CVRs of that series and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof. (Section 801)

CERTAIN PURCHASES AND SALES

    Unless otherwise specified in the applicable Prospectus Supplement, Viacom will not, and Viacom will not permit any of its subsidiaries or controlled Affiliates to, purchase any shares of Class B Common Stock in open market transactions, in privately negotiated transactions or otherwise, on any day during the period commencing 10 trading days before the Valuation Period with respect to any series of CVRs and ending on the last day of such Valuation Period, except with respect to employee benefit plans and other incentive compensation arrangements. (Section 704)

ANTIDILUTION

    In the event Viacom shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of Class B Common Stock, Viacom shall similarly subdivide or combine the CVRs of each series Outstanding and shall appropriately adjust the Discounted Target Price, if any, the Target Price and the Minimum Price, if any. Whenever such an adjustment is made, Viacom shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the CVR Trustee a copy of such certificate and (iii) mail a brief summary thereof to each CVR Holder of each series Outstanding. The CVR Trustee shall be fully protected in relying on any such certificate and on any adjustment therein contained. Such adjustment, absent manifest error, shall be final and binding on Viacom and the CVR Holders. Each Outstanding CVR of each series Outstanding shall thenceforth represent that number of adjusted CVRs of that series necessary to reflect such subdivision or combinations and reflect the adjusted applicable Discounted Target Price, Target Price and Minimum Price, if applicable. (Section 301(j))

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The CVR Agreement provides that Viacom may, without the consent of the CVR Holders of any of the Outstanding CVRs, consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any corporation, partnership or trust organized under the laws of the United States of America, any state thereof or the District of Columbia, PROVIDED that (i) the Surviving Person assumes Viacom's obligations under the Outstanding CVRs and the CVR Agreement, (ii) immediately after giving pro forma effect to the transaction, there exists no Event of Default and (iii) Viacom delivers to the Trustee an Officer's Certificate regarding compliance with the foregoing. For purposes of this paragraph, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate at least 80% of Viacom's total revenues as reported in Viacom's last available periodic financial report (quarterly or annual, as the case may be) filed with the Commission. (Section 901)

CERTAIN DEFINITIONS

    Unless otherwise specified in the Prospectus Supplement applicable to a particular series of CVRs, the following terms have the following definitions:

    "Authorized Newspaper" means THE WALL STREET JOURNAL (Eastern Edition) or, if THE WALL STREET JOURNAL (Eastern Edition) shall cease to be published or if the publication or general circulation of THE WALL STREET JOURNAL (Eastern Edition) shall be suspended for whatever reason, such other English language newspaper as is selected by Viacom with general circulation in The City of New York, New York.

    "Disposition" means (i) a merger, consolidation or other business combination involving Viacom as a result of which no shares of Class B Common Stock shall remain outstanding, (ii) a sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the assets of Viacom or (iii) a reclassification of Class B Common Stock as any other capital stock of Viacom or any other Person; PROVIDED, HOWEVER, that neither clause (i) nor clause (ii) shall mean a merger, consolidation or other business combination of Viacom and any subsidiary of Viacom, or to a sale, transfer or other disposition by Viacom to any Subsidiary of Viacom. For purposes of this definition, "all or substantially all of the assets of Viacom" shall mean properties and assets contributing in the aggregate at least 80% of Viacom's total revenues as reported in Viacom's last available periodic financial report (quarterly or annual, as the case may be) filed with the Commission.

    "Disposition Payment Date" means the date established by Viacom, which in no event shall be more than 30 days after the date on which the Disposition was consummated, upon which Viacom shall pay in the manner provided in Section 307 of the CVR Agreement to each CVR Holder for each CVR of a particular series held by such CVR Holder the applicable amount, if any, as determined by Viacom pursuant to Section 301(d) of the Agreement.

    "Event of Default," with respect to the CVRs of any series, means each of the following which shall have occurred and be continuing: (a) default in the payment of all or any part of the amounts payable in respect of any of the CVRs of that series as and when the same shall become due and payable either at the Maturity Date, an Extended Maturity Date, the Disposition Payment Date, if applicable, or otherwise; (b) default in the performance, or breach of any covenant or warranty of Viacom in respect of that series, and continuance of such default or breach for a period of 90 days after written notice has been given to Viacom by the CVR Trustee or to Viacom and the CVR Trustee by CVR Holders holding at least 33 1/3% of the CVRs of that series; or (c) certain events of bankruptcy, insolvency, reorganization or other similar events in respect of Viacom.

    "Independent Financial Expert" means an independent nationally recognized investment banking firm.

                              PLAN OF DISTRIBUTION

    Viacom may sell the Offered Securities to or through underwriters, and also may sell the Offered Securities directly to one or more other purchasers or through dealers or agents. Viacom also may distribute the Offered Securities directly to certain of its security holders in satisfaction of its obligations in respect of the outstanding securities held by such security holders. The Prospectus Supplement with respect to such Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents with whom Viacom has entered into arrangements with respect to the sale of such Offered Securities, the initial public offering or purchase price of such Offered Securities, the net proceeds to Viacom from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation from Viacom and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents, and the securities exchanges, if any, on which such Offered Securities may be listed.

    If underwriters are used in any offering of Offered Securities, the Offered Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (i) entitle the underwriters to indemnification by Viacom against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent and (iii) provide that the underwriters will be obligated to purchase all Offered Securities in a particular offering if any such Offered Securities are purchased.

    The Offered Securities also may be sold to dealers, as principals. Each such dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

    The Offered Securities may be offered and sold by Viacom directly or through agents designated by Viacom from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment.

    Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with Viacom, may be entitled to indemnification by Viacom against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Viacom or Viacom International in the ordinary course of business.

    The anticipated date of delivery of Offered Securities will be set forth in the Prospectus Supplement relating to each offering.

                                 LEGAL MATTERS

    The validity of the Offered Securities and, if applicable, the related Guarantees will be passed upon for Viacom and Viacom International by Shearman & Sterling, New York, New York, counsel for such companies, and for any underwriters by Hughes Hubbard & Reed and/or Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, or such other counsel as may be named in the applicable Prospectus Supplement. Hughes Hubbard & Reed and Simpson Thacher & Bartlett have each from time to time performed legal services for Viacom and Viacom International.

                                    EXPERTS

    The (i) consolidated financial statements of Viacom as of December 31, 1994 and December 31, 1993 and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Prospectus from the Annual Report on Form 10-K of Viacom for the year ended December 31, 1994,
(ii) consolidated financial statements of Viacom International as of December 31, 1993 and December 31, 1992 and for each of the three years in the period ended December 31, 1993 incorporated by reference in this Prospectus from the Annual Report on Form 10-K of Viacom International for the year ended December 31, 1993, as amended by Form 10-K/A Amendment No. 1 dated May 2, 1994, and (iii) the consolidated financial statements of Paramount
Communications Inc. ("Paramount") as of March 31, 1994 and for the eleven months ended March 31, 1994 incorporated by reference from the Current Report on Form 8-K of Viacom dated April 13, 1995 (the "Viacom Form 8-K") have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The consolidated financial statements of Paramount at April 30, 1993 and at October 31, 1992, and for the six-month period ended April 30, 1993, and for each of the two years in the period ended October 31, 1992 incorporated by reference in this Prospectus from the Viacom Form 8-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and schedules of Blockbuster Entertainment Corporation and subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 incorporated by reference in this Prospectus from the Viacom Form 8-K have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                           PRINCIPAL OFFICE OF VIACOM
                                 1515 Broadway
                            New York, New York 10036

                                    TRUSTEE
                                 Citibank, N.A.
                                111 Wall Street
                            New York, New York 10043

                            LUXEMBOURG LISTING AGENT
                          Kredietbank S.A. Luxembourg
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                 LEGAL ADVISERS

     TO VIACOM AND VIACOM INTERNATIONAL                     TO THE UNDERWRITERS
           AS TO UNITED STATES LAW                        AS TO UNITED STATES LAW
             Shearman & Sterling                         Hughes Hubbard & Reed LLP
            599 Lexington Avenue                          One Battery Park Plaza
          New York, New York 10022                       New York, New York 10004

                               AUDITORS TO VIACOM
                           PricewaterhouseCoopers LLP
                          1301 Avenue of the Americas
                            New York, New York 10019